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                                                                 EXHIBIT 10(aa)

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 10, 2000, between CEREUS TECHNOLOGY PARTNERS, INC., a Delaware corporation (the "Company"), and JAMES M. LOGSDON (the "Employee"), an individual resident of the State of Texas.

         1. TERM. The term (the "Term") of this Agreement shall begin on the date hereof (the "Effective Date") and shall continue in effect for a period of three (3) years from the Effective Date; provided, however, the Term shall be extended automatically for an additional year on each anniversary of the Effective Date unless either party hereto gives written notice to the other party not to so extend at least ninety (90) days prior thereto, in which case no further extension shall occur; provided further, however, that notwithstanding any such notice by the Company not to extend, the Term shall not expire prior to the expiration of twenty-four (24) months after the occurrence of a Change in Control (as hereinafter defined).

         2. EMPLOYMENT AND DUTIES. The Employee shall serve as the Company's President and Chief Operating Officer, reporting to the Company's Chief Executive Officer, and shall have such powers and duties as may from time to time be prescribed by the Company's Board of Directors (the "Board"), provided that such duties are consistent with the Employee's position as the chief operating officer of the Company. The Company shall provide the Employee with a private office, secretarial and administrative assistance, office equipment, supplies and other facilities and services suitable to the Employee's position.

         3.       COMPENSATION.

                  3.1 SALARY. For all services to be rendered by the Employee pursuant to this Agreement, the Company hereby agrees to pay the Employee a base salary at an annual rate per year of $125,000 through and including February 1, 2001 and at an annual rate per year of $225,000 thereafter (the "Base Salary"), payable in accordance with the Company's payroll practices in effect from time to time; provided, however, that in the event of the occurrence of a Change in Control prior to February 1, 2001, the Base Salary hereunder shall be immediately increased to $225,000. The Base Salary shall be reviewed at least annually and shall be increased pursuant to such review by a percentage no less than the percentage increase in the consumer price index, as published by the Bureau of Labor Statistics of the U.S. Department of Labor, for the calendar year immediately preceding such review. Any increase in Base Salary or other compensation granted by the compensation committee of the Board shall in no way limit or reduce any other obligation of the Company hereunder. Once established at an increased specified rate, the Base Salary hereunder shall not thereafter be reduced, and the term Base Salary used in this Agreement shall refer to the Base Salary as so increased.


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                  3.2      BONUS. In addition to his Base Salary, in the
discretion of the Board, the Employee may be awarded for each calendar year during the Term an annual bonus (an "Annual Bonus") either pursuant to a bonus or incentive plan of the Company or otherwise on terms no less favorable than those awarded to other executive officers of the Company.

         4. WARRANTS. Upon the execution hereof, the Company shall grant to the Employee a warrant pursuant to a warrant certificate containing customary terms and conditions (the "Warrant") to purchase 500,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), exercisable for cash or on a cashless basis as follows:

                           (i)      The Warrant may be exercised for 200,000
shares of Common Stock at an exercise price of $3.75 per share from time to time commencing on the date hereof and ending on the tenth anniversary of the date hereof.

                           (ii)     The Warrant may be exercised for an
additional 100,000 shares of Common Stock at an exercise price of $3.75 per share from time to time commencing on the first anniversary of the date hereof and ending on the tenth anniversary of the date hereof.

                           (iii)    The Warrant may be exercised for an
additional 100,000 shares of Common Stock at an exercise price of $3.75 per share from time to time commencing on the seventh anniversary of the date hereof and ending on the tenth anniversary of the date hereof, provided that the Warrant shall be exercisable commencing on the second anniversary of the date hereof as to said 100,000 shares if the Company has annual revenue of at least $30,000,000 during the year ended December 31, 2001.

                           (iv)     The Warrant may be exercised for an
additional 100,000 shares of Common Stock at an exercise price of $3.75 per share from time to time commencing on the seventh anniversary of the date hereof and ending on the tenth anniversary of the date hereof, provided that the Warrant shall be exercisable commencing on the third anniversary of the date hereof as to said 100,000 shares if the Company has annual revenue of at least $50,000,000 during the year ended December 31, 2002.

         5. BENEFITS. The Employee shall be entitled to all benefits and conditions of employment provided by the Company to its executive officers, including, without limitation, insurance, participation in the Company's vacation policy, and participation in any stock option or incentive compensation plans, pension, profit sharing or other retirement plans, subject (in each case) to the terms of such plans and any provisions, rules, regulations and laws applicable to such plans.

         6. REIMBURSEMENT FOR BUSINESS EXPENSES. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses incurred by him in the direct performance of his duties during his employment with the Company pursuant to the terms of this Agreement and in accordance with the Company's policies in effect from time to time. All


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requests for reimbursement shall be substantiated by invoices and other pertinent data reasonably satisfactory to the Company.

         7. PERFORMANCE. The Employee shall devote all of his working time and efforts to the business and affairs of the Company and to the diligent performance of the duties and responsibilities assigned to him pursuant to this Agreement, except for vacations, weekends and holidays. Notwithstanding the foregoing, the Employee may render charitable, civic and outside board services so long as such services do not materially interfere with the Employee's ability to discharge his duties, including, without limitation, such outside services as the Employee is currently performing.

         8. NON-DISCLOSURE OF PROPRIETARY INFORMATION; NON-COMPETITION; NON-SOLICITATION.

                  8.1. CONFIDENTIAL INFORMATION; TRADE SECRETS. As used in this Agreement, the term "Confidential Information" shall mean valuable, non-public, competitively sensitive data and information relating to the Company's business or the business of any entity affiliated with the Company, other than (i) Trade Secrets (as defined below); (ii) information contained in any publicly available press release, a regulatory filing or other public communication which is otherwise in the public domain on the date of this Agreement; (iii) information that hereafter enters the public domain through no action on the part of the Employee; (iv) information that is known by the Employee or becomes available to him from a source other than the Company or any of its affiliates, provided that such information was not obtained as a result of a breach of any confidentiality obligation by the source of such information; (v) information that was already in the possession of the Employee prior to the date hereof and which was not acquired from the Company or any of its affiliates; or (vi) information obtained from discovery in a legal proceeding, but only to the extent such information is used in such a proceeding. "Confidential Information" shall include, among other things, information specifically designated as a Trade Secret that is, notwithstanding the designation, determined by a court of competent jurisdiction not to be a "trade secret" under applicable law. As used in this Agreement, the term "Trade Secrets" shall mean information or data of or about the Company or any entity affiliated with the Company, including, without limitation, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, that (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" under applicable law, the foregoing definition shall be deemed amended to the extent necessary to render it consistent with applicable law.

                  8.2. NON-DISCLOSURE. The Employee will be exposed to Trade Secrets and Confidential Information as a result of his employment by the Company as provided in this Agreement. The Employee acknowledges and agrees that any unauthorized disclosure or use


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of any of the Trade Secrets or Confidential Information of the Company would be wrongful and would likely result in immediate and irreparable injury to the Company. In consideration of the Employee's right to employment (or continued employment) under the terms of this Agreement, except as appropriate in connection with the performance of his obligations under this Agreement, the Employee shall not, without the express prior written consent of an executive officer of the Company other than the Employee, redistribute, market, publish, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way for any person or entity (i) any Confidential Information during the Term of this Agreement and for a period of two (2) years after the final date of the Term of this Agreement; and (ii) any Trade Secrets at any time (during or after the Term of this Agreement) during which such information or data shall continue to constitute a "trade secret" under applicable law. The Employee agrees to cooperate with any reasonable confidentiality requirements of the Company. The Employee shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which the Employee becomes aware.

                  8.3. NON-COMPETITION. The Employee shall not, either directly or indirectly, alone or in partnership, manage, control, operate or own any business that is substantially similar to the business of the Company during the term hereof in any geographic area of the United States of America (a "Competing Business") during the term hereof and, if the Employee's employment with the Company shall be terminated pursuant to Section 13.1 or
Section 13.3 hereof, during the one (1) year period following the term hereof, except that the Employee may own up to three percent (3%) of the outstanding securities of a Competing Business the securities of which are registered with the Securities and Exchange Commission if such Competing Business is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act").

                  8.4. NON-SOLICITATION. For a period of one (1) year immediately following any termination of the Employee's employment (other than a termination pursuant to Section 12.2. or Section 12.4 hereof), the Employee will not solicit, or participate in any solicitation of, the customers, suppliers, employees or representatives of the Company (or any of its subsidiaries or affiliated companies) to breach any contract with the Company, terminate any relationship with the Company or leave the Company. For purposes of this Agreement, customers shall be limited to actual customers or actively-sought prospective customers of the Company or any subsidiary or affiliate of the Company with whom the Employee has had substantial contact during the Term of this Agreement.

         9.       CERTAIN DEFINITIONS.

                  9.1. ACCRUED COMPENSATION. For purposes of this Agreement, "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the "Termination Date" (as hereinafter defined) but not paid as of the Termination Date, including, without limitation, (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Employee on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay, (iv) bonuses, including, without


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limitation, any Annual Bonus, and incentive compensation, and (v) all other amounts to which the Employee is entitled under any compensation plan of the Company at the times such payments are due.

                  9.2. BASE AMOUNT. For purposes of this Agreement, "Base Amount" shall mean the Employee's annual Base Salary at the highest rate in effect on, or at any time during the ninety (90) day period prior to, the Termination Date and shall include all amounts of the Employee's Base Salary that are deferred under any qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

                  9.3. CAUSE. For purposes of this Agreement, a termination of employment is for "Cause" if the Employee has been convicted of a felony or if the termination is evidenced by a resolution adopted in good faith by two-thirds (2/3) of the Board that the Employee (i) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Employee's incapacity due to physical or mental illness or from the Employee's assignment of duties that would constitute "Good Reason" (as hereinafter defined)) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Employee specifying the manner in which the Employee has failed substantially to perform, or (ii) intentionally engaged in illegal conduct or gross misconduct which results in material economic harm to the Company; provided, however, that
(A) where the Employee has been terminated for Cause because a felony prosecution has been brought against him and no conviction or plea of guilty or plea of nolo contendere or its equivalent results therefrom, then said termination shall no longer be deemed to have been for Cause and the Employee shall be entitled to all the benefits provided by Section 11.1(i) hereof from and after the date on which the prosecution of the Employee has been dismissed or a judgement of acquittal has been entered, whichever shall first occur; and
(B) no termination of the Employee's employment shall be for Cause as set forth in clause (ii) above until (x) there shall have been delivered to the Employee a copy of a written notice setting forth that the Employee was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail, and (y) the Employee shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Employee's counsel if the Employee so desires). No act, or failure to act, on the Employee's part shall be considered "intentional" unless the Employee has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Employee's action or failure to act was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of any senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. Any termination of the Employee's employment by the Company hereunder shall be deemed to be a termination other than for Cause unless it meets all requirements of this
Section 9.3.

                  9.4. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall have occurred if:


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                           (i)      a majority of the directors of the Company
shall be persons other than persons: (A) for whose election proxies shall have been solicited by the Board, or (B) who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships;

                           (ii)     a majority of the outstanding voting power
of the Company shall have been acquired or beneficially owned (as defined in Rule 13d-3 under the 1934 Act or any successor rule thereto) by any person (other than the Company, a subsidiary of the Company or the Employee) or Group (as defined below), which Group does not include the Employee; or

                           (iii)    there shall have occurred:

                                    (A)      a merger or consolidation of the
Company with or into another corporation (other than (1) a merger or consolidation with a subsidiary of the Company or (2) a merger or consolidation in which (a) the holders of voting stock of the Company immediately prior to the merger as a class continue to hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent and (b) all holders of each outstanding class or series of voting stock of the Company immediately prior to the merger or consolidation have the right to receive substantially the same cash, securities or other property in exchange for their voting stock of the Company as all other holders of such class or series);

                                    (B)      a statutory exchange of shares of
one or more classes or series of outstanding voting stock of the Company for cash, securities or other property;

                                    (C)      the sale or other disposition of
all or substantially all of the assets of the Company (in one transaction or a series of transactions); or

                                    (D)      the liquidation or dissolution of
the Company;

unless more than twenty-five percent (25%) of the voting stock (or the voting equity interest) of the surviving corporation or the corporation or other entity acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or of the Company or its resulting parent corporation (in the case of a statutory share exchange) is beneficially owned by the Employee or a Group that includes the Employee.

                  9.5. GROUP. For purposes of this Agreement, "Group" shall mean any two or more persons acting as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding or disposing of voting stock of the Company.

                  9.6. DISABILITY. For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which impairs the Employee's ability to substantially perform his duties with the Company for a period of one hundred eighty (180) consecutive days and


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the Employee has not returned to his full time employment prior to the
Termination Date as stated in the "Notice of Termination" (as hereinafter defined).

                  9.7.     GOOD REASON.

                           9.7.1.   For purposes of this Agreement, "Good
Reason" shall mean a good faith determination by the Employee, in the Employee's sole and absolute judgment, that any one or more of the following events has occurred, without the Employee's express written consent:

                                    (i)      the assignment to the Employee of
any duties inconsistent with the Employee's position (including, without limitation, status, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the date of such assignment, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose isolated and inadvertent action not taken in bad faith and remedied by the Company promptly after receipt of notice thereof given by the Employee;

                                    (ii)     a reduction by the Company in the
Employee's Base Salary, as the same may be increased from time to time, or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement under which the Employee is covered immediately prior to the Termination Date which adversely affects the Employee;

                                    (iii)    any failure to pay the Employee
any compensation or benefits to which he is entitled within five (5) days of the date due after notice of the failure to so pay is given by the Employee;

                                    (iv)     the Company's requiring the
Employee to be based anywhere other than within fifty (50) miles of the Employee's job location as of the date hereof, except for reasonably required travel on the Company's business which is not greater than such travel requirements prior to the date hereof;

                                    (v)      the taking of any action by the
Company that would materially adversely affect the physical conditions existing in or under which the Employee performs his employment duties;

                                    (vi)     the insolvency or the filing (by
any party, including the Company) of a petition for bankruptcy by the Company;

                                    (vii)    any purported termination of the
Employee's employment for Cause by the Company which does not comply with the terms of Section 9.3 hereof; or


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                                    (viii)   any breach by the Company of any
provision of this Agreement.

                           9.7.2.   The Employee's right to terminate his
employment pursuant to this Section 9 shall not be affected by his incapacity due to physical or mental illness.

                  9.8. NOTICE OF TERMINATION. For purposes of this Agreement, "Notice of Termination" shall mean a written notice of termination from the Company of the Employee's employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

                  9.9. TERMINATION DATE. For purposes of this Agreement, "Termination Date" shall mean, in the case of the Employee's death, his date of death, in the case of the Employee's voluntary termination, the last day of employment, and in all other cases (other than in the case of a successor or an assignee, which is provided for in Section 13.1 hereof), the date specified in the Notice of Termination; provided, however, that if the Employee's employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Employee; and provided further that in the case of Disability the Employee shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days.

         10.      BENEFITS AND PAYMENTS UPON TERMINATION OF EMPLOYMENT.

                  10.1. COMPENSATION AND BENEFITS. If, during the term of this Agreement, the Employee's employment with the Company shall be terminated, the Employee shall be entitled to the following compensation and benefits in the following circumstances:

                           (i)      If the Employee's employment with the
Company shall be terminated (A) by the Company for Cause or Disability or (B) by reason of the Employee's death, then the Company shall pay to the Employee all Accrued Compensation.

                           (ii)     If the Employee's employment with the
Company shall be terminated (A) by the Company pursuant to Section 12.2 hereof or (B) by the Employee pursuant to Section 12.4 hereof, then the Employee shall be entitled to the following:

                                    (1)      the Company shall pay the Employee
all Accrued Compensation;

                                    (2)      the Company shall pay the Employee
as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date an amount in cash equal to two (2) times the Base Amount;


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                                    (3)      for twenty-four (24) months or
such longer period as may be provided by the terms of the appropriate program, practice or policy, the Company shall, at its expense, continue on behalf of the Employee and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits generally made available to the Company's executive officers at any time during the 90-day period prior to the Termination Date or at any time thereafter, provided that
(i) the Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Employee than the coverages and benefits required to be provided hereunder, and (ii) this clause (3) shall not be interpreted so as to limit any benefits to which the Employee or his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Employee's termination of employment, including, without limitation, retiree medical and life insurance benefits; and

                                    (4)      the restrictions on any
outstanding incentive awards (including, without limitation, restricted stock and granted performance shares or units) under any incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, all stock options, warrants and stock appreciation rights granted to the Employee on or prior to the date of this Agreement shall become immediately exercisable and 100% vested and, notwithstanding anything to the contrary contained in the plan, agreement or other instrument relating to such stock option, warrant or stock appreciation rights with regard to the period of time within which such stock option, warrant or stock appreciation rights must be exercised following the Employee's termination of employment or provision of services to the Company, all such stock options, warrants and stock appreciation rights may be exercised at any time and from time to time until the one (1) year anniversary of the Termination Date, and all performance units granted to the Employee shall become 100% vested.

                           (iii)    The amounts provided for in subsection
10.1(i) shall be payable to Employee in a lump-sum on the Termination Date, and the amounts provided for in subsection 10.1(ii) shall be payable to the Employee in substantially equal bi-weekly installments for a twenty-four (24) month period commending on the Termination Date and otherwise in accordance with the Company's payroll practices in effect from time to time.

                           (iv)     The Employee shall not be required to
mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment, except as provided in subsection 10.1(ii)(3).

                  10.2. NO SEVERANCE. The severance pay and benefits provided for in this Section 10 shall be in lieu of any other severance or termination pay to which the Employee


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may be entitled under any Company severance or termination plan, program, practice or arrangement.

                  10.3. OTHER COMPENSATION AND BENEFITS. The Employee's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect.

         11.      GROSS-UP PAYMENTS.

                  11.1. ADDITIONAL PAYMENTS. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 11.1, if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                  11.2 DETERMINATION. Subject to the provisions of Section 11.3, all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally-recognized accounting firm selected by the Company and reasonably acceptable to the Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier times as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 11, shall be paid by the Company to the Employee within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company


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should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11.3 and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

                  11.3 INTERNAL REVENUE SERVICE CLAIM. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                           (i)      give the Company any information reasonably
requested by the Company relating to such claim;

                           (ii)     take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                           (iii)    cooperate with the Company in good faith in
order effectively to contest such claim; and

                           (iv)     permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  11.4 REFUNDS. If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 11.3, the Employee becomes entitled to receive any refund with respect to such claim, then the Employee shall (subject to the Company's complying with the requirements of Section 11.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to
Section 11.3, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         12. TERMINATION. The Employee's employment hereunder may be terminated without any breach of this Agreement only in accordance with this
Section 12.

                  12.1. TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate the Employee's employment at any time for Cause by providing to the Employee a Notice of Termination, whereupon the Employee shall be entitled to all of the benefits and payments provided for under Section 10 hereof.

                  12.2. TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate the Employee's employment at any time without Cause by providing to the Employee a Notice of Termination, whereupon the Employee shall be entitled to all of the benefits and payments provided for under Section 10 hereof.

                  12.3. TERMINATION BY THE EMPLOYEE. The Employee's employment may be terminated by the Employee at any time by providing the Company with notice of such termination and specifying in the notice the effective date of such termination, which shall not be less than one hundred twenty (120) days after giving such notice, whereupon the Employee's employment shall terminate on the date specified in such notice and the Employee shall be entitled to all of the benefits and payments provided for under Section 10 hereof; provided, however, that following receipt of such notice, the Company may specify, in its discretion, the date on which the Employee's employment shall terminate so long as the date so specified is not more than one hundred twenty (120) days after the date on which the Employee shall have given notice, in which case the Employee's employment shall terminate on the date so specified by the Company.

                  12.4. TERMINATION BY THE EMPLOYEE FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL. For a (1) year period following a Change of Control, the Employee's employment may be terminated by the Employee for Good Reason at any such time during such one (1) year period by providing the Company with a notice of such termination and specifying in the notice the effective date of such termination, whereupon the Employee's employment shall terminate on the date specified in such notice and the Employee shall be entitled to all of the benefits and payments provided for under Section 10 hereof.

                  12.5. TERMINATION UPON DISABILITY. The Company may terminate the Employee's employment upon the Disability of the Employee by providing to the Employee a Notice of Termination, whereupon the Employee shall be entitled to all of the benefits and payments provided for under Section 10 hereof.

                  12.6. DEATH. In the event of the Employee's death during his employment hereunder, the Employee's employment shall be automatically terminated, whereupon the Employee shall be entitled to all of the benefits and payments provided for under Section 10 hereof.

         13.      SUCCESSORS AND ASSIGNS.

                  13.1. ASSUMPTION AND AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) or assign, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if his employment had been terminated pursuant to Section 12.2 hereof, except that for purposes of implementing the foregoing, the date on which any such succession or assignment becomes effective shall be deemed the Termination Date hereunder. As used in the Agreement, Company shall mean the Company as hereinbefore defined and any successor or assign that executes and delivers the agreement provided for in this Section 13.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  13.2. RIGHTS OF EMPLOYEE. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devise, legatee or other designee or, if there be no such designee, to the Employee's estate.

         14. INJUNCTIVE RELIEF. The Company and the Employee agree that damages are an inadequate remedy for, and that the Company or any successor to the business of the Company would be irreparably harmed by, any breach of
Section 8 of this Agreement, and that the Company, any successor to the business of the Company or any permitted assignee of the Company shall be entitled to equitable relief in the form of a preliminary or permanent injunction upon any breach of Section 8 hereof.

         15. NOTICES. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by first-class mail or airmail, postage prepaid, addressed:

                  If to the Employee:

                  Mr. James M. Logsdon
                  1000 Saddlebrook Drive
                  Colleyville, Texas  76034

                  If to the Company:

                  Cereus Technology Partners, Inc.
                  1000 Abernathy Road, Suite 1000
                  Atlanta, Georgia 30328
                  Attention: President

or to such other address(es) as either party may have furnished to the other party in writing in accordance with this Section.

         16. MISCELLANEOUS. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver (i) is agreed to in writing and is signed by the Employee and a representative of the Company, its successor or permitted assignee and (ii) has been approved by the Board, its successor or any permitted assignee of the Company. No waiver by either party to this Agreement at any time of breach by the other party of, or compliance by the other party with, any condition or provision of this Agreement to be performed by the other party shall be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter of this Agreement have been made by either party that are not expressly set forth in this Agreement.

         17. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which other provisions shall remain in full force and effect, nor shall the invalidity or unenforceability of a portion of any provision of this Agreement affect the validity or enforceability of the balance of such provision.

         18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single agreement.

         19. HEADINGS. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not, in any way, affect the meaning or interpretation of any provision of this Agreement.

         20. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Georgia.

         21. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, other than the provisions of
Section 8 hereof, shall, on the written request of one party served upon the other, be settled by binding arbitration in Fulton County, Georgia in accordance with the commercial arbitration rules then recognized by the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.

         22. FEES AND EXPENSES. The Company shall pay all legal fees and related expenses incurred by the Employee as they become due as a result of or in connection with (i) the Employee's termination of employment (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) the Employee seeking to obtain or enforce any right or benefit provided by this Agreement (including, without limitation, any such fees and expenses incurred in connection therewith) or by any other plan or arrangement maintained by the Company under which the Employee is or may be entitled to receive benefits, (iii) the Employee's hearing before the Board as contemplated in Section 9.3 of this Agreement, (iv) any tax audit or proceeding to the extent attributable to the application of any Excise Tax with respect to any Payment or Payments hereunder, plus in each case interest on any delayed payment at the "Applicable Federal Rate," as defined in Section 1274(d) of the Code, as then in effect, and (v) the preparation and execution of this Agreement.

         23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements (if any), understandings and arrangements (oral or written) between the parties hereto.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer, and the Employee has executed and delivered this Agreement, all as of the date first written above.


                                    CEREUS TECHNOLOGY PARTNERS, INC.


                                    By:  /s/ Steven A. Odom
                                       ----------------------------------------
                                       Its:  Chief Executive Officer
                                           ------------------------------------


                                    /s/ James M. Logsdon
                                    -------------------------------------------
                                             JAMES M. LOGSDON